AGREEMENT AND PLAN OF MERGER

And

STOCK PURCHASE AGREEMENT

Among

HOMELAND SECURITY CAPITAL CORPORATION,
a Delaware corporation,

HSCC ACQUISITION CORP.,
a Nevada corporation,

SAFETY & ECOLOGY HOLDINGS CORPORATION,
a Nevada corporation

And

Certain Individuals Named Herein

dated

March 13, 2008

i

ii

Section 7.4. Conditions to Obligation of the Company and the Principal Shareholders with Respect to the Merger and Sale of the Purchaser Preferred Shares.	44

ARTICLE VIII. CONVERSION AND REGISTRATION RIGHTS	46

Section 8.1. [Intentionally Omitted].	46
Section 8.2. Registration by HSCC	46
Section 8.3. Registration on Form S-3.	47
Section 8.4. Registration Procedures.	48
Section 8.5. Allocation of Expenses.	49
Section 8.6. Indemnification and Contribution.	49
Section 8.7. Information by Holder.	51
Section 8.8. “Stand-Off” Agreement.	51
Section 8.9. Rule 144 Requirements.	51

ARTICLE IX. TERMINATION	52

Section 9.1. Termination of Agreement.	52
Section 9.2. Effect of Termination.	52

ARTICLE X. SURVIVAL; INDEMNIFICATION	53

Section 10.1. Survival of Representations, Warranties and Covenants.	53
Section 10.2. Indemnities of the Principal Shareholders.	53
Section 10.3. Procedures for Indemnification; Defense	54
Section 10.4. Limitations on Indemnification.	55
Section 10.5. Indemnification Waiver.	55
Section 10.6. Method of Indemnification.	55
Section 10.7. Limitation; Security for Indemnification Obligations.	56

ARTICLE XI. MISCELLANEOUS	56

Section 11.1. Press Releases and Public Announcements.	56
Section 11.2. No Third-Party Beneficiaries.	57
Section 11.3. Entire Agreement.	57
Section 11.4. Succession and Assignment.	57
Section 11.5. Counterparts.	57
Section 11.6. Notices.	57
Section 11.7. Governing Law.	58
Section 11.8. Amendments and Waivers.	58
Section 11.9. Severability.	59
Section 11.10. Expenses.	59
Section 11.11. Construction.	59

SIGNATURES

INDEX TO SCHEDULES AND EXHIBITS

iii

AGREEMENT AND PLAN OF MERGER

THIS MERGER AND PURCHASE AGREEMENT (this “Agreement”) entered into as of March 13, 2008 among HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation (“HSCC”), HSCC ACQUISITION CORP., a Nevada corporation (“Mergersub”), SAFETY & ECOLOGY HOLDINGS CORPORATION, a Nevada corporation (the “Company”) and Christopher Leichtweis and John H. Macrae (collectively, the “Principal Shareholders”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of environmental, hazardous and radiological infrastructure remediation, and advanced construction services (the “Business”); and

WHEREAS, the Boards of Directors of the Company, HSCC and Mergersub have approved the merger of Mergersub with and into the Company pursuant to the provisions of this Agreement (the “Merger”); and

WHEREAS, the stockholders of the Company will receive cash, shares and certain additional consideration in connection with the Merger, including the distribution of certain amounts from the Company's credit facility upon the terms set forth therein; and

WHEREAS, the board of directors of the Company has approved and declared advisable to sell shares of its Series A Preferred Stock to HSCC on the terms and conditions set forth herein (the “Preferred Sale”); and

WHEREAS, the Company, the Principal Shareholders, HSCC and Mergersub (collectively, the “Parties”) desire to make certain representations, warranties and agreements in connection with the Merger and the Preferred Sale and to prescribe various conditions thereto;

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1. Certain Definitions.

As used in this Agreement, the following terms shall have the following definitions:

(a) “Accounts Receivable” shall mean all of the Company’s accounts receivable due to the Company, including but not limited to obligations owing to the Company arising from the sale or lease of goods or the rendition of services by the Company.

(b) “Adjusted EBITDA” shall mean, for any period, EBITDA of the Company adjusted as set forth on Schedule 1.1(b) attached hereto.

(c) “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

(d) “Assets” has the meaning set forth in Section 4.12(a) of this Agreement.

(e) “Associate” means, when used to indicate a relationship with any Person, (1) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries (as set forth in Rule 405 promulgated under the Securities Act of 1933).

(f) “Certificate of Merger” has the meaning set forth in Section 7.2 of this Agreement.

(g) “Closing” has the meaning set forth in Section 7.1 of this Agreement.

(h) “Closing Date” has the meaning set forth in Section 7.1 of this Agreement.

(i) “Closing Price” shall mean the volume weighted average closing bid price of the HSCC shares for twenty (20) trading days prior to the date of final determination of the Adjusted EBITDA following the 2009 calendar year.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Company” has the meaning set forth in the Preamble to this Agreement.

(l) “Company Capital Stock” means, collectively, the Company Common Stock, the Company Existing Preferred Stock and any other capital stock issued by the Company.

(m) “Company Certificate” means a certificate representing shares of either Company Common Stock.

(n) “Company Common Stock” means collectively, the Company Class A Common Stock and the Company Class B Common Stock, each with a par value $.001 per share,.

(o) “Company Existing Preferred Stock” means the preferred stock, par value $100.00 per share, of the Company held by the Livingston Company.

(p) “Company Notes” shall mean those certain promissory notes issued to Christopher Leichtweis in the principal amounts of $1,500,000 and $500,000.

(q) “Company Senior Secured Credit Facility” means the Credit Agreement, dated April 11, 2007, as amended, among the Company, as borrower, and Bank of America, N.A. (the “Lender”) and the institutions named therein, as lenders (as amended and supplemented).

(r) “Company Warrants” means the warrants (issued and outstanding immediately prior to the date hereof) to purchase, in the aggregate, 42,872 shares of the Company Common Stock granted to the Livingston Company.

(s) “Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries that is not already generally available to the public.

(t) “Current Ratio” shall mean the ratio of the Company’s current assets to its current liabilities (determined in accordance with GAAP), with such current assets and current liabilities calculated using classifications consistent with the classifications in the Company’s fiscal year 2007 audit.

(u) “Disclosure Schedule” means the Disclosure Schedule attached to this Agreement.

(v) “Dissenting Share” means any share of Company Capital Stock held of record by any stockholder who or which has exercised his or its appraisal rights under the NBCA.

(w) “Earn-Out Shares” shall mean the $6,000,000 in HSCC Shares to be received by the Sellers pursuant to Section 2.5(c), such number to be determined based on the Closing Price.

(x) “EBITDA” shall mean the operating income of the Company for the applicable period plus depreciation and amortization determined in accordance with GAAP.

(y) “Effective Time” has the meaning set forth in Section 2.2 of this Agreement.

(z) “Employee Benefit Plan” means any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or agreement (whether or not subject to ERISA) which, during the past five (5) years, has ever been maintained, contributed to or required to be maintained or contributed to by the Company providing benefits to any employee (and dependents or beneficiaries) of the Company or any ERISA Affiliate.

(aa) “Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

(bb) “Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

(cc) “Environmental Laws” has the meaning set forth in Section 4.20 of this Agreement.

(dd) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(ee) “ERISA Affiliate” means any person or entity that, together with the Company, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

(ff) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(gg) “Fixed Assets” has the meaning set forth in Section 4.12(b) of this Agreement.

(hh) “Fiscal Year” means the Company’s fiscal year ending June 30th.

(ii) “Financial Statements” has the meaning set forth in Section 4.5(a) of this Agreement.

(jj) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(kk) “Government Teaming Partner” means an entity with which Company enters into any arrangement whereby the Company and the entity agree to coordinate services and resources to obtain and/or perform a direct or indirect engagement with the U.S. Government, including in the form where the parties act as the prime contractor or joint venturers, or one party acts as a subcontractor and one party acts as a prime contractor.

(ll) “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(mm) “Hazardous Material” has the meaning set forth in Section 4.20(a) of this Agreement.

(nn) “HSCC Share” means a share of the common stock, $.001 par value per share, of HSCC.

(oo) “HSCC Series I Stock” shall mean the Series I Convertible Preferred Stock of HSCC, par value $0.01 per share.

(pp) “Intellectual Property Rights” means patents, trademarks (registered or unregistered), trade names, service marks and copyrights, and applications therefor, owned, used or filed by or licensed to the Company or any Subsidiary or Predecessor and which are material to the Company.

(qq) “Indemnified Party” has the meaning set forth in Section 8.6(c) of this Agreement.

(rr) “Indemnifying Party” has the meaning set forth in Section 10.3 of this Agreement.

(ss) “Indemnitee” has the meaning set forth in Section 10.3 of this Agreement.

(tt) “IRS” means the Internal Revenue Service.

(uu) “Key Employees” has the meaning set forth in Section 4.6(i) of this Agreement.

(vv) “Knowledge” means actual knowledge after reasonable investigation.

(ww) “Law” mean material federal, state, local and foreign laws, statutes, ordinances, rules or regulations, orders and administrative rulings promulgated by any governmental or regulatory authority.

(xx) “Lease” has the meaning set forth in Section 4.11(b) of this Agreement.

(yy) “Leased Premises” has the meaning set forth in Section 4.11(b)of this Agreement.

(zz) “Liability” means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, including any liability for Taxes.

(aaa) “Losses” shall mean all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements.

(bbb) “Material Adverse Effect” or “Material Adverse Change” means a material adverse effect, change, event or condition (whether considered individually or in the aggregate with other effects, changes, events or conditions) on the financial condition, results of operation, cash flow or prospects of the Company.

(ccc) “Merger” has the meaning set forth in the recitals to this Agreement.

(ddd) “Merger Consideration” means (i) cash consideration equal to $3.45 per share to be paid in accordance with Section 2.4 hereof (for an aggregate of $3,900,000 in cash consideration), (iii) the Warrants, (iv) the 550,000 shares of HSCC Series I Stock (convertible into 110,000,000 HSCC Shares) and (iv) the Company Notes, each as specifically set out on Schedule B.

(eee) “Mergersub” has the meaning set forth in the Preamble to this Agreement.

(fff) “Mergersub Share” means any of the common stock, $0.01 par value per share, of Mergersub.

(ggg) “Most Recent Fiscal Quarter End” has the meaning set forth in Section 4.5(a)(ii) of this Agreement.

(hhh) “Most Recent Fiscal Year End” has the meaning set forth in Section 4.5(a)(i) of this Agreement.

(iii) “NBCA” means the Nevada Business Corporation Act, as amended.

(jjj) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(kkk) “Parties” has the meaning set forth in the Preamble to this Agreement.

(lll) “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(mmm) “PCBs” means polychlorinated biphenyl.

(nnn) “Predecessor” means any predecessor in interest to the Company and, as applicable, any predecessor in interest to any ERISA Affiliate.

(ooo) “Preferred Sale” shall have the meaning set forth in the recitals to this Agreement.

(ppp) “Principal Shareholders” has the meaning set forth in the Preamble to this Agreement.

(qqq) “Purchase Price” has the meaning set forth in Section 3.1.

(rrr) “Purchaser Preferred Shares” has the meaning set forth in Section 3.1.

(sss) “Registration Statement” means a Registration Statement filed by the Company with the SEC for a public offering and sale of the HSCC Shares by the Shareholders (other than a Registration Statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any Registration Statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

(ttt) “Registration Expenses” means the expenses described in Section 8.5.

(uuu) “Registrable Shares” means (i) the HSCC Shares issued in accordance with Section 2.5(c) hereof, (ii) HSCC shares issuable upon conversion of the HSCC Series I Stock, and (iii) any other the HSCC Shares or other equity securities of HSCC issued in respect of such the HSCC Shares described in Section 8.1 because of stock splits, stock dividends, reclassifications, recapitalizations, or similar events; provided, however, that HSCC Shares which are Registrable Shares shall cease to be Registrable Shares (x) upon any sale pursuant to a Registration Statement or (y) upon their eligibility for sale under Rule 144 under the Securities Act.

(vvv) “Requisite Approval” means the affirmative vote of the holders of a majority of the Company Capital Stock in favor of this Agreement and the Merger.

(www) “Responsible Party” has the meaning set forth in Section 8.6(c) of this Agreement.

(xxx) “SEC” means the Securities and Exchange Commission.

(yyy) “Securities Act” means the Securities Act of 1933, as amended.

(zzz) “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(aaaa) “Series I Certificate of Designation” shall mean the Certificate of Designation of Relative Rights and Preferences for the HSCC Series I Stock.

(bbbb) “Series A Preferred Stock” means shares of the Company’s Series A Convertible Preferred Stock, par value $1.00 per share.

(cccc) “Shareholder” means any Person who or which holds any Company Shares prior to the Closing (other than Livingston Company).

(dddd) “Shares” has the meaning set forth in Section 3.2.

(eeee) “Special Meeting” has the meaning set forth in Section 6.3 of this Agreement.

(ffff) “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

(gggg) “Surviving Corporation” has the meaning set forth in Section 2.1 of this Agreement.

(hhhh) “Tax” or “Taxes” means any federal, state, local, foreign or other income tax (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, production, ad valorem, occupancy, escheat, unclaimed property, goods and services, or other tax of any kind whatsoever imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, including any interest, penalty, or addition thereto, whether disputed or not.

(iiii) “Tax Return” means any return, form, declaration, report, claim for refund, or information return or statement or other document filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(jjjj) “Warrant” means a warrant to purchase HSCC Shares in the form attached as Exhibit C hereto.

Section 1.2. Headings.

The Table of Contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3. Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

ARTICLE II.
THE MERGER AND MERGER CONSIDERATION

Section 2.1. The Merger.

On and subject to the terms and conditions of this Agreement, the Merger of Mergersub with and into the Company (the “Merger”) at the Effective Time. The Company shall be the corporation surviving the Merger (the “Surviving Corporation”), and the separate corporate existence of the Mergersub shall cease.

Section 2.2. Effect of Merger.

The Merger shall become effective at the time (the “Effective Time”) the Company and Mergersub file the Certificate of Merger with the Secretary of State of the State of Nevada, in accordance with the NBCA. The Merger shall have the effect set forth in the NBCA. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Mergersub in order to carry out and effectuate the transactions contemplated by this Agreement.

Section 2.3. Surviving Corporation.

(a) Certificate of Incorporation. The certificate of incorporation of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Mergersub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

(b) Bylaws. The bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of Mergersub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

(c) Directors and Officers. The directors and officers of Mergersub shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office). The Mergersub officers shall be the same as the Company officers. HSCC shall have the right to appoint a majority of the Surviving Corporation’s Board of Directors. The Board of Directors of the Surviving Corporation shall be initially comprised of Christopher Leichtweis, Tom McMillen and Michael Brigante. Christopher Leichtweis shall be the Chief Executive Officer of the Surviving Corporation.

Section 2.4. Effect on Securities.

(a) Mergersub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Mergersub Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be converted into a share of the common stock of the Surviving Corporation and each new certificate evidencing ownership of any such shares shall be issued by the Surviving Corporation to evidence ownership of the same number of shares of the common stock of the Surviving Corporation.

(b) Company Securities.

(i) Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of the Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held by Dissenting Stockholders or by HSCC or Mergersub) shall be converted into the right to receive the Merger Consideration in such amounts are set out on Schedule B hereto. Each share of the Company Capital Stock, when so converted, shall automatically be canceled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any Company Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in exchange therefore, upon the surrender of such Company Certificate. The Company Notes, Warrants to purchase 22,000,000 HSCC Shares and certificates representing, in the aggregate, $3,300,000 in shares of HSCC Series I Stock (550,000 shares) shall also be issued as Merger Consideration.

(ii) Shares of Dissenting Stockholders. Any issued and outstanding shares of Company Common Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the NGCL; provided, however, shares of Company Common Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his, her or its demand for appraisal or lose his, her or its right of appraisal as provided in the NGCL, and such shares shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration, in accordance with the procedures specified in this Article 3. Prior to the Effective Time, the Company shall give HSCC (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the NGCL relating to appraisal rights received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NGCL. Prior to the Effective Time, the Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of HSCC, settle or offer to settle any such demands.

Section 2.5. Additional Merger Consideration.

HSCC will pay, on behalf of the Company and the Stockholders, the following amounts as additional consideration for the Merger (the “Additional Merger Consideration”):

(a) Company Senior Secured Credit Facility. HSCC and the Company agree that $6,650,000.00 (the “Facility Payoff”) of the Purchase Price will be used at Closing to retire the Company Senior Secured Credit Facility and to pay certain accounts payable of the Company as set forth on Schedule 2.5(a) attached hereto (which amounts shall include $1,400,000 in accounts payable of the Company and its Subsidiaries that are in arrears); the Facility Payoff will be delivered to HSCC not less than three (3) business days prior to Closing. To the extent the Facility Payoff is less than $6,650,000, such remaining portion of the Purchase Price shall be used by the Company for working capital purposes.

(b) Company Existing Preferred Stock. HSCC and the Company agree $2,000,000 of the Purchase Price shall be used at Closing by the Company to redeem the outstanding Company Existing Preferred Stock at Closing.

(c) Earn Out Shares. If the Company’s average of the annual Adjusted EBITDA for the 2008 and 2009 calendar years (the “EBITDA Period”), when multiplied by six (6), exceeds $30 million (the “EBITDA Threshold”), HSCC will issue all of the Earn-Out Shares to the Shareholders (within fifteen (15) business days following the Adjusted EBITDA determinations). To the extent the EBITDA Threshold is not achieved for the EBITDA Period, the amount of the Earn-Out Shares will be reduced $1.00 for every $1.00 that Adjusted EBITDA, when multiplied by six (6), is below the EBITDA Threshold (the “EBITDA Earn-Out Adjustment”); provided, however, that no EBITDA Earn-Out Adjustment will be made in the event (i) any act or activity of HSCC following the Closing (other than the issuance of HSCC common stock (i) pursuant to the conversion or exercise of HSCC securities outstanding on the Closing Date or (ii) in connection with any dividend with respect to HSCC securities outstanding on the Closing Date) (a “Termination Event”) causes the Company to lose its Small Business designation with the United States Small Business Administration and (ii) the Company’s annualized Adjusted EBITDA through the date of the Termination Event (based on actual Adjusted EBITDA through the date of Termination Event) is in excess of $4,000,000 for each of the 2008 and 2009 calendar years (to the extent such period is applicable). In the event the Company acquires any other entity during the 2008 and 2009 calendar years, the EBITDA Threshold shall be increased to a mutually agreed upon EBITDA target.

Section 2.6.  Escrow Shares.

Certificates representing the $3,300,000 in Series I Preferred Stock and all of the Warrants to be issued as Merger Consideration to the Shareholders (the “Held Back Shares”) shall be held in escrow pursuant to the terms and conditions of that certain Escrow Agreement, dated as of the date hereof, among Suntrust Bank, N.A. (the “Escrow Agent”), HSCC and the Principal Shareholders, a copy of which is attached hereto as Exhibit A (the “Escrow Agreement”) and will be subject to the terms of Section 10.7 hereof.

Section 2.7. Adjustments to Merger Consideration.

(a) Purchase Price Adjustment. The Merger Consideration and Purchase Price shall be decreased (the “Purchase Price Adjustment”) (i) as a result of Material Change in the Company’s stockholders’ equity as of the Closing Date (calculated in accordance with GAAP) below $5,084,567 (the “Stockholders Equity Threshold”) (with such decrease resulting in a dollar for dollar adjustment); provided; however, that the Company may not distribute excess cash to its stockholders to the extent it results in the Company’s stockholders’ equity decreasing below the Stockholders’ Equity Threshold. “Material Change” shall mean a change of greater than five percent (5%).

(b) Working Capital Adjustment. Not less than 5 days prior to the estimated Closing Date, HSCC and the Company shall have agreed upon an unaudited estimated consolidated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared in a manner consistent with the audited balance sheet for the Most Recent Fiscal Year End and shall reflect a good faith estimate of the Company’s (1) consolidated balance sheet and (ii) the Current Ratio as of the Closing Date (the “Estimated Working Capital”). In the event the Current Ratio of the Companies as reflected on the Estimated Closing Balance Sheet is greater or less than 1.2, the Purchase Price will be adjusted up or down on a dollar for dollar basis (collectively the “Working Capital Adjustment”) provided there has been no Material Change in the Company’s stockholder equity as of the Closing Date below the Stockholders’ Equity Threshold. Such Working Capital Adjustment to the Principal Stockholders will be effected following the receipt by the Company of its audited consolidated financial statements from its independent auditors for the twelve (12) months ended June 30, 2008 (the “2008 Audit”) and after giving effect to any adjustments to the Company's balance sheet as of the Closing Date contained therein. Any upward adjustment in Merger Consideration by reason of this Section 2.7(b) will be reflected in the form of an additional cash payment from the Company within fifteen (15) days of the delivery of the 2008 Audit; any downward adjustment in Merger Consideration by reason of this Section 2.7(b) will be debited against and limited to the Held Back Shares, which for purposes of any such adjustments will be valued at $6.00 per share.

Section 2.8. Closing of Transfer Records.

After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

Section 2.9. Restricted Stock.

At Closing, Christopher Leichtweis agrees to transfer $750,000 of his Earn-Out Shares to the employees of the Company listed on Schedule 2.9, subject to the terms of a Contribution Agreement between the Company and each such employee.

ARTICLE III.
SALE OF PREFERRED STOCK

Section 3.1. Purchase and Sale of Preferred Stock.

Upon the following terms and conditions, the Company shall issue and sell to HSCC, and HSCC shall purchase from the Company an aggregate of 10,550,000 shares of the Series A Preferred Stock (collectively, the “Purchaser Preferred Shares”), each at a price of $1.00 per share (the “Purchase Price”). The Company Preferred Shares are convertible into shares of the Company Common Stock. The designation, rights, preferences and other terms and provisions of the Series A Preferred Stock are set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock attached hereto as Exhibit B (the “Series A Certificate of Designation”). The Company and HSCC are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act or Section 4(2) of the Securities Act.

Section 3.2. The Underlying Shares.

The Company has authorized and reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, such number of shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the issued and outstanding Purchaser Preferred Shares. Any shares of Common Stock issuable upon conversion of the Purchaser Preferred Shares are herein referred to as the “Underlying Shares.” The Purchaser Preferred Shares and the Underlying Shares are sometimes collectively referred to as the “Shares.”

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PRINCIPAL SHAREHOLDERS

The Company and each of the Principal Shareholders represent and warrant to HSCC and Mergersub that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Article IV.

Section 4.1. Organization, Qualification, and Corporate Power.

Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Schedule 4.1 hereto sets forth a true and complete list of all states and other jurisdictions in which the Company or its subsidiaries is duly qualified and in good standing to transact business as a foreign corporation. Unless otherwise stated herein, for purposes of this Article IV, any reference to the “Company” shall refer to the Company and each of its Subsidiaries.

Section 4.2. Capitalization.

(a) As of the date hereof and on the Closing Date, the entire authorized capital stock of the Company consists of 1,000,000 shares of Company Class A Common Stock, par value $0.001 per share, of which 1,000,000 shares are issued and outstanding, 3,000,000 shares of Company Class B Common Stock, par value $0.01 per share, of which 130,961.6 shares are issued and outstanding, 1,000,000 shares of Company Existing Preferred Shares, of which 20,000 shares are issued and outstanding, and 26,776 shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. All prior offerings and issuances of Company Capital Stock have been made in accordance with applicable federal and state securities Laws. Except as disclosed in Schedule 4.2(a)(i), (i) no shares of the Company’s Capital Stock are subject to rights of first refusal, preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, and (iv) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the sale of the Company Capital Stock as contemplated by this Agreement or the issuance of the Capital Stock pursuant to this Agreement. Schedule 4.2(a)(ii) sets forth the ownership of the Capital Stock immediately prior to the Closing.

(b) Immediately following the Merger, the entire authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 10 will be issued and outstanding, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share, of which 10,550,000 shares of Series A Convertible Preferred Stock will be issued and outstanding. All of the issued and outstanding Purchaser Preferred Shares have been duly authorized and are validly issued, fully paid, and nonassessable. The Underlying Shares have been duly reserved for issuance upon conversion of Purchaser Preferred Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable shares with no personal liability attaching to the ownership thereof and will be free and clear of all liens, charges and encumbrances of any nature whatsoever. Immediately following the Merger, there will be no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its Capital Stock. Immediately following the Merger, there will be no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as disclosed in Schedule 4.2(b), immediately following the Merger, (i) no shares of the Company’s Capital Stock are or will be subject to rights of first refusal, preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there will be no outstanding debt securities and (iii) there will be no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company.

Section 4.3. Authority; Noncontravention.

(a) The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

(b) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or Subsidiary of the Company is subject or any provision of the charter or bylaws of the Company or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the NBCA, the Securities Act, the Exchange Act, and applicable state securities laws, neither the Company nor any of its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

Section 4.4. Subsidiaries and Investments.

Except as set forth on Schedule 4.4, the Company does not (i) own, directly or indirectly, any capital stock or other equity ownership or proprietary interest in any other Person or (ii) have any obligation to purchase or subscribe for any interest in any profits in any other Person.

Section 4.5. Financial Statements.

(a) Included in Schedule 4.5(a) are the following financial statements (collectively, the “Financial Statements”):

(i) Audited balance sheets and statements of income and changes in shareholders’ equity for the Company as of and for the fiscal years ended June 30, 2006 and 2007 (the “Most Recent Fiscal Year End”); and

(ii) An unaudited balance sheet and statements of income and changes in shareholders’ equity for the Company as of and for the six (6) months ended December 31, 2007 (the “Most Recent Fiscal Quarter End”).

(b) The Financial Statements, including the notes thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(c) The Financial Statements fairly present the financial condition (including the net book value of all property, plant and equipment), results of operations and changes in shareholders’ equity at the respective dates of, and for the periods covered by, the Financial Statements.

(d) Except as set forth on Schedule 4.5(d), the Company has employed the accrual method of accounting for at least the past two (2) years and the Financial Statements reflect such method of accounting.

Section 4.6. Absence of Certain Changes.

Except as set forth in Schedule 4.6, since the date of the Most Recent Fiscal Year End, there has not been, nor, so far as reasonably can be foreseen at this time, is there reasonably likely to be, any event or condition of any character which would have a Material Adverse Effect on the Company, including, without limitation:

(a) any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such capital stock by the Company;

(b) any issuance by the Company of capital stock or other securities, or any grant by the Company of options, warrants or other rights to purchase capital stock or other securities of the Company;

(c) any waiver, cancellation, comprise or release by the Company of a valuable right or of a debt owed to it;

(d) any material change or amendment to a contract or arrangement by which the Company or any of the assets or properties of the Company is bound or subject;

(e) any damage, destruction or loss to any asset of the Company (whether or not covered by insurance);

(f) any commitment, transaction or other action by the Company other than in the Ordinary Course of Business;

(g) any amendment or other change to the organizational documents of the Company (except as contemplated by this Agreement);

(h) any sale or other disposition of any right, title or interest in or to any assets or properties of the Company or any revenue derived therefrom other than in the Ordinary Course of Business;

(i) except as set forth in Schedule 4.6(i), any approval or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of the Company, any increase in the compensation or benefits payable or to become payable by the Company to any of its directors, officers or any of its employees whose total compensation after such increase, in aggregate, would exceed $100,000 per annum (collectively, “Key Employees”) or any bonus, service award, percentage compensation or other benefit paid, granted or accrued to or for the benefit of any Key Employee;

(j) the adoption or amendment in any material respect of any Employee Benefit Plan or compensation commitment or any severance agreement or employment contract to which any Key Employee is a party;

(k) except as set forth in Schedule 4.6(k), any creation, incurrence or assumption of any indebtedness for money borrowed by the Company exceeding $20,000 individually or $40,000 in the aggregate;

(l) except as set forth in Schedule 4.6(l), any single capital expenditure by the Company, exceeding $20,000, or aggregate capital expenditures exceeding $40,000;

(m) any material change in any accounting principle or method or election for federal income tax purposes used by the Company;

(n) except as set forth in Schedule 4.6(n), any labor trouble, or any event or condition of any character having a Material Adverse Effect on the Company;

(o) any change in the employment terms of any of the directors, officers or employees of the Company;

(p) except as set forth in Schedule 4.6(p), any loan to, or other transaction with, any of the directors, officers, or employees of the Company outside the Ordinary Course of Business;

(q) any pledge to make any charitable or capital contribution;

(r) any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

(s) any authorization, approval, agreement or commitment to do any of the foregoing; or

(t) agreed, in writing or otherwise, to take any action described in clauses (a)-(s) above.

Section 4.7. Books and Records.

All of the books of account, minute books, stock record books, and other records of the Company are true and accurate as to the contents thereof and have been made available to HSCC. No action has been taken by the Board of Directors of the Company, the Shareholders or the Company that is not included in the books and records of the Company that could result in any Liability to the Company.

Section 4.8. Accounts Receivable.

Except as set forth in Schedule 4.8, all Accounts Receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of the Company, which have been and continue to be available to HSCC, (i) have arisen in the Ordinary Course of Business, (ii) are good and collectible in the ordinary course of business at the recorded amounts thereof less the amount of the reserves for bad accounts reflected thereon (which reserves have been established in accordance with GAAP on a basis consistent with past practice), and (iii) none of such Accounts Receivable or other debts is or will at the Closing Date be subject to any counterclaim or set-off except to the extent of any provision or reserve for uncollectible accounts included in the Balance Sheet for the Most Recent Fiscal Quarter End. There has been no Material Adverse Change since the date of the Most Recent Fiscal Year End in the amount of Accounts Receivable or other debts due the Company, the allowances with respect thereto, or accounts payable of the Company from that reflected in the balance sheet for the Most Recent Fiscal Quarter End.

Section 4.9. Unassumed/undisclosed Liabilities.

Neither the Company nor any of its Subsidiaries has any Liability except for (i) Liabilities set forth on the face of the balance sheet for the Most Recent Fiscal Quarter End (rather than in any notes thereto) and (ii) Liabilities which have arisen after the date of the Most Recent Fiscal Quarter End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

Section 4.10. Tax Matters

Except as set forth in Schedule 4.10:

(a) The Company has timely filed (or caused to be filed) all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all respects. The Company has timely paid (or caused to be paid) all Taxes owed by the Company (whether or not shown on any Tax Return). The Company currently is not the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has not since been filed, and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes of the Company is currently in effect. No claim that the Company is or may be subject to taxation in a jurisdiction where the Company does not file Tax Returns has ever been made by an authority in such a jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party and have deposited such withholdings with the appropriate authorities.

(c) The Company has not received notice of any deficiencies of adjustments that remain outstanding for any Tax have been claimed, proposed, assessed, or threatened by any Tax Authority. The Company has not received notice of any pending or threatened proceedings relating to the Taxes of the Company. Neither the IRS nor any other Tax authority is now asserting or is threatening to assert against the Company any deficiency or claim for additional Taxes. No director or officer of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any director or officer of the Company has Knowledge based upon personal contact with any agent of such authority. The Company has delivered to HSCC correct and complete copies of all Tax Returns filed by, examination reports as to, and statements of deficiencies assessed against or agreed to by the Company.

(d) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that would be subject to Sections 280G and 4999 of the Code. Neither the Company nor HSCC will be obligated to pay or reimburse any individual for any excise or similar Taxes imposed on any employee or former employee of, or individual providing services to, the Company under Code Section 4999 or any similar provisions as a result of the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event. The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any Tax allocation, sharing, or similar agreement (including Tax indemnity arrangements). The Company has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code, and the Company does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(e) The Company has not made, and does not currently have, any election with respect to Taxes that requires notice of such election or similar filing with the U.S. Internal Revenue Service, other than (i) elections that can be revoked by the Company without the consent of any other party, and (ii) elections disclosed in the Financial Statements.

(f) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(g) The Company has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code (or under similar provisions of other laws or regulations) for its current taxable year or any period after the Closing Date because of a change in accounting method made or other event occurring prior to the Closing Date.

(h) The Company is not (a) a partner for income Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for income Tax purposes, (b) a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) , (c) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law applicable to the Company, or (d) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(i) The Company does not and has not had a permanent establishment in any foreign country, as defined in any applicable income Tax treaty or convention between the United States of America and such foreign country.

(j) The Company has no interests in real property that would be subject to any real estate excise, transfer, or other similar Tax as a result of the consummation of the transactions contemplated by this Agreement.

(k) Each plan or arrangement to which the Company is a party that is a “nonqualified deferred compensation plan” within the meaning of Code Section 409A(d)(1) satisfies the requirements of Code Sections 409A(a)(2), 409A(a)(3), and 409A(a)(4) and the guidance thereunder, and has been operated in accordance with such requirements.

(l) No outstanding share of Company Capital Stock is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, and no payment to any holder of Company Capital Stock in accordance with this Agreement will result in compensation income to such holder of Company Capital Stock.

(m) The use of any net operating loss carryover, net capital loss carryover, unused investment credit, or other credit carryover of the Company is not subject to any limitation in accordance with Code Section 382 or otherwise.

(n) There are no outstanding rulings or requests for rulings from any taxing authority with respect to the Company.

Section 4.11. Real Estate.

(a) The Company does not own any real property or any interest therein.

(b) Schedule 4.11(b) sets forth a list of all leases, licenses or similar agreements with respect to use or occupancy of real property (“Leases”) to which the Company is a party (copies of which have been previously been furnished to HSCC), in each case, setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the street address of each property covered thereby, and (C) a brief description (including size and purpose) of the facilities leased thereunder (the “Leased Premises”). The Leases are in full force and effect and have not been amended, and no party thereto is in default under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. There is no breach or, to the knowledge of the Company, anticipated breach by any other party to such Leases. With respect to each such Leased Premises:

(i) The Company has valid leasehold interests in the Leased Premises, free and clear of any Liens, covenants and easements or title defects of any nature whatsoever, except those that do not have a material adverse effect on the leasehold interest or the Company’s ability to use the premises for the intended purpose thereof;

(ii) The portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereat;

(iii) Each of the Leased Premises (A) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company’s business as presently conducted at such parcel; and (B) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal activities as conducted at such parcel; and

(iv) The Company has not received notice of (A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and no such proceeding is contemplated by any governmental authority; or (B) any special assessment which may affect any of the Leased Premises, and no such special assessment is contemplated by any governmental authority.

Section 4.12. Good Title to and Condition of Assets.

Except as set forth in Schedule 4.12:

(a) The Company has good, valid and marketable title to all of its Assets (as hereinafter defined), free and clear of any Security Interests or restrictions on use. “Assets” means all of the properties and assets of the Company, other than the Leased Premises, whether personal or mixed, tangible or intangible, wherever located, including, but not limited to, those reflected on the balance sheet for the Most Recent Fiscal Quarter End.

(b) The Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of the Company are in good operating condition, normal wear and tear excepted, and have been maintained substantially in accordance with all applicable manufacturer’s specifications and warranties. “Fixed Assets” means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company or set forth on the balance sheet for the Most Recent Fiscal Quarter End or acquired by the Company since the date of the Most Recent Fiscal Quarter End.

Section 4.13. Intellectual Property.

Schedule 4.13 sets forth a true and complete list of all Intellectual Property Rights of the Company. No officer, director or employee of the Company, or any of their respective Affiliates or Associates, has any ownership, royalty or other interest in any of the Intellectual Property Rights. The Intellectual Property Rights are sufficient to allow the Company to conduct, and continue to conduct, its business as currently conducted in all material respects. The Company owns or has sufficient unrestricted right to use the Intellectual Property Rights in order to allow it to conduct its business as currently conducted in all material respects, and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect. Each copyright registration, patent and registered trademark and application therefor listed on Schedule 4.13 is in proper form, not disclaimed in whole and has been duly maintained including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions except with respect to use requirements as to trademarks and except for any such failure to be in proper form, any such disclaimer or such failure to be duly maintained which is not reasonably likely to result in a Material Adverse Effect. There are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property Rights. The Company has not received any written notice from any other Person pertaining to or challenging the right of the Company to use any of the Intellectual Property Rights. No claims are pending by any Person with respect to the ownership, validity, enforceability or use of any such Intellectual Property Rights challenging or questioning the validity or effectiveness of any of the foregoing. The Company has not made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights.

Section 4.14. Material Contracts.

(a) All contracts and other material agreements to which the Company is a party involving the following are listed on Schedule 4.14(a) and have been provided and/or made available to HSCC:

(i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, supplies, commodities, products, or other personal property or for the furnishing or receipt of services; the performance of which will extend past the Closing Date and involve consideration in excess of $15,000;

(iii) any agreement concerning a partnership, limited liability company or joint venture or any agreement that provides for the sharing of any revenues or profits by or with the Company;

(iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation pursuant to which it has imposed a Security Interest in respect of any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with any Affiliate of the Company, or any Affiliate of such Person;

(vii) any Employee Benefit Plan, and any stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company’s current or former directors, officers, employees or any other individual;

(viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance, change in control or other compensation and benefits;

(ix) any agreement pursuant to which the Company has advanced or loaned any amount to any of its directors, officers, and employees;

(x) any agreement pursuant to which the consequences of a default or termination could have a Material Adverse Effect on the Company; or

(xi) any other agreement (or group of related agreements) outside the ordinary course of the Company’s business or operations the performance of which involves consideration in excess of $15,000.

The Company has delivered to or given HSCC access to a correct and complete copy of each written agreement listed in Schedule 4.14(a) and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.14(a).

(b) With respect to each agreement listed or referred to in Schedule 4.14(a), (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) no notice of this Agreement or consent of any third party is required in order to execute and deliver this Agreement or to consummate the transaction contemplated hereby, and, after Closing, the agreement shall continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms; (iii) to the Knowledge of the Company, no third party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) to the Knowledge of the Company, no party has repudiated any provision of the agreement.

Section 4.15. Related-Party Transactions.

Except as set forth in Schedule 4.15, no employee, officer or director of the Company or member of his or her immediate family, or any Affiliate of any of the foregoing, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to such Person. None of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary was or is affiliated or with which the Company has, a business relationship, or any firm or corporation that competes with the Company; except that employees, officers, or directors of the Company and members of their immediate families, or any Affiliate of the foregoing, may own stock comprising less than five percent (5%) of the outstanding voting stock in publicly traded companies that may compete with the Company, or any Subsidiary. No member of the immediate family or any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

Section 4.16. Insurance.

Schedule 4.16 sets forth a true and complete list of all insurance agencies through which it has placed all insurance policies now in effect for the benefit of the Company and authorized such agencies to make available to HSCC such policy information, descriptions, claims or other matters related to Company’s insurance coverage as HSCC may request. The Company is current in all of its premiums for its insurance policies. True and complete copies of all such policies have been provided to HSCC. Such policies are in full force and effect and they will remain in full force and effect and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby. The Company is not in default with respect to any provision contained in any such policy, the Company has not received or given a notice of cancellation or non-renewal with respect to any such policy and the Company has not received a reservation of rights letter with respect to any such policy. Except as set forth on 4.16 no claims have been made by the Company under any such policy, and no event has occurred and no state of facts exists in respect of which the Company is entitled to make a claim under any such policy.

Section 4.17. Employee Benefit Plans.

(a) List of Plans. Schedule 4.17(a) contains an accurate and complete list of all Employee Benefit Plans.

(b) Status of Plans. Except as set forth in Schedule 4.17(b), neither the Company nor any subsidiary or ERISA Affiliate:

(i) Has maintained during the past six (6) years, nor now maintains or contributes to, any Employee Benefit Plan subject to ERISA which is not in compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of the Code, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA or Section 412 of the Code;

(ii) Has incurred any liability to the PBGC in connection with any Employee Benefit Plan or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and the Company has no Knowledge of any facts or circumstances which might give rise to any Liability of the Company to the PBGC under Title IV of ERISA;

(iii) Has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a “multiemployer plan” within the meaning of ERISA, and, to the Company’s Knowledge, no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability of the Company.

(c) Contributions. Except as set forth on Schedule 4.17(c), full payment has been made of all amounts which the Company or any ERISA Affiliate is or was required, under Applicable Law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company or any ERISA Affiliate is or was a party, to have paid as contributions thereto as of the last day of the most recent plan year of such Employee Benefit Plan ended prior to the date hereof. The Company or any ERISA Affiliate has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements or accrued as shown on the Financial Statements, but unpaid. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(d) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing, to the Company’s Knowledge, has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

(e) Transactions. The Company has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a material Tax, penalty or Liability for “prohibited transactions” under ERISA or the Code. To the Company’s Knowledge, none of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

(f) Other Plans. Neither the Company nor any ERISA Affiliate presently maintains, and no Predecessor in the past six (6) years has maintained, any Employee Benefit Plans or any other foreign pension, welfare or retirement benefit plans other than those listed in Schedule 4.17(a).

(g) Documents. The Company has delivered or caused to be delivered to HSCC true and complete copies of all material Employee Benefit Plan documents, including, without limitation, all pending applications for rulings, determinations, opinions, no action letters and similar matters filed with any federal or state regulatory authority regarding each such plan; the annual report/return (Form Series 5500) with financial statements and attachments for each of the three most recent plan years; plan documents, summary plan descriptions, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications); and all closing letters; audit finding letters, revenue agent findings and similar documents all plan documents, adoption agreements, summary plan descriptions, summaries of material modification, amendments, summary annual reports for the last three (3) years, and all other material documents related to such Employee Benefit Plans, as well as the latest Internal Revenue Service determination letter or opinion letter obtained with respect to any such Employee Benefit Plan qualified under Section 401 or 501 of the Code.

(h) Additional Representations and Warranties.

(i) No Employee Benefit Plan:

(A) promises or provides medical, health, life or other welfare benefits to retirees or former employees of the Company or any ERISA Affiliate, or provides severance benefits to employees, except as otherwise required by section 4980B of the Code (COBRA) or a comparable state statute requiring continuing health care coverage; or

(B) that is intended to be qualified under section 401(a) of the Code has received or committed to receive a transfer of assets or liabilities or spin-off from another plan, except transfers that qualify as eligible rollover distributions within the meaning of section 402(c)(4) of the Code.

(ii) Except as set forth on Schedule 4.17(h)(ii), the Company has not made any payments nor is it obligated to make any payments, or is a party to any contract covering any person that could obligate it to make, an excess parachute payment or any other payment that is not fully deductible by the Company under any section of the Code, including without limitation Sections 162(m) or 280G (or any similar provisions of any other applicable law). Schedule 4.17(h) sets forth a complete list of:

(A) each Employee Benefit Plan or employment contract or other arrangement under which any Company employee could become entitled to any compensation, severance or other payments or benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the Merger (whether alone or in combination with any other event);

(B) the names of all Company employees who could become entitled to severance, termination or change of control payments or benefits in connection with the Merger;

(C) a description of each severance, termination or change of control payment or benefit to which any Company employee may be entitled;

(D) the maximum aggregate value of severance, termination or change of control benefits payable to the Company employees, and specifies the value thereof which is contingent upon the occurrence of post-Closing events or circumstances.

(iii) Except as set forth on Schedule 4.17(h)(iii), the Company or an ERISA Affiliate can terminate each Employee Benefit Plan without further liability to the Company or its ERISA Affiliates. No action or omission of the Company, any ERISA Affiliate or any director, officer, employee, or agent thereof in any way restricts, impairs or prohibits the Company or any ERISA Affiliate or any successor from amending, merging or terminating any Employee Benefit Plan in accordance with the express terms of any plan and applicable Law. Except as required by applicable Law, no such amendment, merger or termination is subject to the consent of any employee.

(iv) Neither the Company nor any ERISA Affiliate has:

(A) made or committed to make any material increase in contributions or benefits under any Employee Benefit Plan that would become effective either on or after the date of this Agreement;

(B) become subject to any Liability by reason of a failure to provide any notice required under section 401(f) of the Code (distribution tax notice), section 417 of the Code (joint and survivor annuity explanation), or section 4980B of the Code (COBRA) or similar provision relating to any Employee Benefit Plan;

(C) failed to give a notice of a reduction of benefit accrual rates required by section 402(h) of ERISA within the time prescribed for such notice;

(D) failed to commence the participation of any eligible employee in an Employee Benefit Plan at the time prescribed by the plan (and no participant whose active participation in an Employee Benefit Plan has been suspended in accordance with the provisions of such plan as has been denied resumption of active participation at the time prescribed by the plan); or

(E) established or contributed to, is required to contribute to or has or could otherwise have any Liability with respect to any “voluntary employee beneficiary association” within the meaning of section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, “qualified asset account” within the meaning of section 419A of the Code or “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(v) Except as set forth on Schedule 4.17(h)(v), each stock option or stock appreciation right issued with respect to shares of Company common stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of Company common stock on the date of grant.

(vi) Except as set forth on Schedule 4.17(h)(vi), each plan or arrangement providing nonqualified deferred compensation subject to section 409A of the Code complies with the requirements of such section in form and operation so as to avoid the imposition of interest or excise tax under such section.

Section 4.18. Third-Party Relations.

The Company has not received any notice that any material supplier, customer or associated person intends to cease doing business with the Company; no material supplier, customer or associated person has ceased doing business with the Company since September 30, 2007, other than in the Ordinary Course of Business.

Section 4.19. Litigation.

Except as set forth in Schedule 4.19, neither the Company is, nor to the Knowledge of the Company is threatened to be made, a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

Section 4.20. Environmental Matters; Environmental and Safety Laws.

Except as set forth on Schedule 4.20,

(a) The Company has not authorized or conducted, and no officer or director of the Company has any Knowledge of, the generation, transportation, storage, presence, use, treatment, disposal, arranging for disposal, release or handling of (in an amount or of a type that has been or must be reported to any governmental agency, violates any Environmental Law, or has required or could require remediation or investigation expenditures) any hazardous substance, radioactive material, asbestos, radon, PCBs, petroleum product or waste (including crude oil or any fraction thereof), natural gas, liquefied gas, synthetic gas or other material defined, regulated, controlled or potentially subject to any remediation or reporting requirement under any Environmental Laws (collectively, “Hazardous Materials”), on, in, adjacent to, or under any real property owned, leased, operated on, or by any means controlled by the Company.

(b) The Company is in material compliance with all applicable federal, state and local laws, regulations, rules, orders, decrees, judgments and other governmental requirements relating to pollution, control of chemicals, management of waste, discharges of materials into the environment, health, safety, worker and community right-to-know, hazard communication, release reporting, natural resources, the environment, and associated reporting, recordkeeping and monitoring (collectively, “Environmental Laws”).

(c) The Company has and is, and all Predecessors have had and been, in compliance with, all licenses, permits, registrations and government authorizations necessary to operate under all Environmental Laws.

(d) The Company has not received any written or oral notice from any governmental entity or any other person, and there is no pending or threatened claim, litigation or any administrative agency proceeding, that: (i) alleges a violation of any Environmental Laws by the Company or any person whose liability the Company may have assumed contractually or by operation of law; (ii) alleges the Company is a liable party or a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., or any state superfund or hazardous substances cleanup law; (iii) has resulted in or could result in the attachment of an environmental lien on any real property owned, leased or controlled by the Company; or (iv) alleges the occurrence of contamination of any of such real property, damage to natural resources, property damage, or personal injury based on their activities or the activities of their predecessors or third parties (whether at the real property or elsewhere) involving Hazardous Materials, whether arising under the Environmental Laws, common law principles, or other legal standards, and, to the Knowledge of the officers and directors of the Company, no facts, circumstances or conditions exist which could give rise to any such claims, litigation or proceedings. With respect to the generation, transportation, treatment, storage and disposal of Hazardous Materials, the Company has complied with all Environmental Laws.

(e) The Company has not entered into any consent order or other similar agreement with any governmental authority that imposes obligations under Environmental Laws on the Company;

(f) The Company has not, either expressly or by operation of law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person or entity relating to Environmental Laws; and

(g) The Company has made available to HSCC copies of all environmental reports and assessments, and environmental health and safety audits, relating to Company’s operations or any real property that Company has leased or owned.

Section 4.21. Labor.

Except as set forth in Schedule 4.21, to the Knowledge of the Company, no executive, Key Employee or group of employees has any plans to terminate employment with the Company. The Company has no written or oral collective bargaining agreement with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company. No officer or Key Employee of the Company has informed the Company of an intention to terminate his or her employment with the Company. Except as disclosed in Schedule 4.21, no labor problem exists with the employees of the Company, or, to the best of the Company’s knowledge, is threatened or imminent that could have a Material Adverse Effect on the Company, and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, contractors or customers that could have a Material Adverse Effect on the Company.

Section 4.22. Guaranties.

Except as set forth in Schedule 4.22, the Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

Section 4.23. Powers of Attorney.

There are no outstanding powers of attorney executed by the Company.

Section 4.24. Brokers’ Fees.

Except as set forth in Schedule 4.24, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 4.25. Continuity of Business Enterprise.

The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg. § 1.368-1(d).

Section 4.26. Disclosure.

The Company understands and confirms that HSCC will rely on the representations in this Section 4 in effecting transactions pursuant to this Agreement. All disclosures provided to HSCC regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedule, furnished by or on behalf of the Company are true and correct to the Company’s Knowledge, information and belief and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.27. Government Contracts.

Schedule 4.27 sets forth all Government Contracts, including the date of such agreements. “Government Contracts” means any contract, agreement, commitment, undertaking, or arrangement of any kind with a government agency, government prime contractor, or higher-tier government subcontractor, or Government Teaming Partner or joint venture partner to which the Company is or was a party from 2002 to the present as of the date of this Agreement, including but not limited to any indefinite delivery/indefinite quantity contract, grant, cost-based contract, fixed-price contract, multiple award contract, blanket purchase agreement, or task or delivery order. Except where otherwise indicated by the Company, all Government Contracts are held by the Company and are in full force and effect. Except as set forth in Schedules 4.27(a)-(p) and with respect to these Government Contracts:

(a) The Company has not had any determination of noncompliance, has not entered into any consent order, and has not undertaken any internal investigation relating directly or indirectly to any Government Contract;

(b) The Company has complied in all material respects with all legal requirements with respect to all Government Contracts and all documents submitted in response to the issuance of a request for proposal, invitation for bid, request for quote, or similar document by a government agency, government prime contractor, or higher-tier government subcontractor, or Government Teaming Partner or joint venture partner (“Government Bids”);

(c) The Company has not, in obtaining or performing any Government Contract, violated in any material respect any governing or applicable aspect or provision of any of the following: (i) the Truth in Negotiations Act of 1962, as amended; (ii) the Contract Disputes Act of 1978; (iii) the Office of Federal Procurement Policy Act; (iv) the Federal Acquisition Regulation (the “FAR”) or any applicable agency supplement thereto; (v) the False Claims Act; (vi) the False Statements Act; (vii) the Procurement Integrity Act; (viii) the Buy American Act; (ix) the Trade Agreements Act; (x) equal employment opportunities and affirmative action requirements; (xi) the Price Reductions clause in an agreement with the General Services Administration (“GSA”); (xii) the Service Contract Act of 1963; (xiii) the Davis-Bacon Act; (xiv) Environmental Laws; (xv) Arms Export Control Act; (xvi) Export Administration Act; (xvii) Export Administration Regulations; (xviii) Atomic Energy Act; and, (xix) any other applicable agency manuals, procurement laws, regulations or Executive Orders;

(d) To the Knowledge of the Company, all facts set forth in or acknowledged by the Company in any certification, representation, or disclosure statement submitted by the Company with respect to any Government Contract or Government Bid were current, accurate, and complete as of the date of submission, including but not limited to any labor rate or pricing sales practices disclosure information provided to the GSA;

(e) Neither the Company nor any of its employees has been debarred or suspended from doing business with any governmental agency, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company;

(f) No negative determinations of responsibility have been issued against the Company in connection with any Government Contract or Government Bid;

(g) No direct or indirect costs incurred by the Company have been questioned or disallowed as a result of a finding or determination of any kind by any government agency, prime contractor, higher-tier subcontractor of any governmental agency, or Government Teaming Partner or joint venture partner;

(h) No governmental agency, and no prime contractor, higher-tier subcontractor of any governmental agency, or Government Teaming Partner or joint venture partner has withheld or set off, or, to the Knowledge of the Company, threatened to withhold or set off, any amount due to the Company under any Government Contract;

(i) To the Knowledge of the Company, there are not and have not been any irregularities, misstatements, or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to (i) any administrative, civil, criminal, or other investigation, legal proceeding, or indictment involving the Company or any of its employees, (ii) the questioning or disallowance of any costs or invoices submitted for payment by the Company, (iii) the recoupment of any payments previously made to the Company, (iii) a finding or claim of fraud, defective pricing, mischarging, or improper payments on the part of the Company, or (iv) the assessment of any penalties or damages of any kind against the Company;

(j) There is not any (i) outstanding claim in excess of $10,000 against the Company by, or dispute (asserted in writing) involving the Company with, any government entity, prime contractor, subcontractor, vendor, or third party arising under or relating to the award or performance of any Government Contract or (ii) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute. There has not been any final decision of any governmental agency against the Company;

(k) The Company is not undergoing and has not undergone any audit, and the Company has no Knowledge of any basis for any impending audit, arising under or relating to any Government Contract, except for routine audits conducted during the ordinary course of business;

(l) The Company has not entered into any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(m) No payment has been made by the Company to any person other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) that is or was contingent upon the award of any Government Contract or that would otherwise be in violation of any applicable procurement law or regulation or any other legal requirement;

(n) The Company’s internal systems including those for cost tracking and time charging are adequate for purposes of complying with the Company’s obligations under its Government Contracts and Government Bids but the same have not been reviewed or audited by any governmental agency to determine in compliance with any legal requirement; the Company has complied in all material respects with applicable federal requirements for cost accounting and billing under its Government Contracts and the submission of Government Bids;

(o) With respect to patents, copyright, trademark and other intellectual property, Company has taken adequate steps to protect its rights and third parties’ rights under Government Contracts and Government Bids, including markings, notices and filings;

(p) The Company has reached agreement with cognizant government, government prime-contractor, higher-tier government subcontractor or Government Teaming Partner or joint venture partner representatives approving “forward pricing rates” that Company is charging on Government Contracts and Government Bids;

(q) The Company has not made any disclosure to any governmental agency pursuant to any voluntary disclosure agreement;

(r) The Company and the Company’s employees have complied in all material respects with all applicable laws, regulations, Executive Orders contract provisions, and other requirements relating to classified information and facility and personnel security clearances, including but not limited to Department of Energy securities requirements, DOE regulations, manuals, notices and policies.

(s) The Company has not submitted cost or pricing data, is not performing work on a cost-reimbursable basis, nor has it performed work on a cost-reimbursable basis, under any Government Contract or Government Bid;

(t) The Company’s rates prior to the date of Closing are not subject to change under any Government Contract or Government Bid; and

(u) The Company is a small business under North American Industry Classification System (NAICS) code 562910 (500 employees) and it is not affiliated with any entity or person, including ARS International or any related company, that would increase its number of employees.

Section 4.28. Investment Representations

(a) Experience of Principal Stockholders. Each of the Principal Stockholders has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its HSCC Series I Stock, and has so evaluated the merits and risks of such investment. Each of the Principal Stockholders is able to bear the economic risk of an investment in the HSCC Series I Stock and, at the present time, is able to afford a complete loss of such investment.

(b) General Solicitation. Each of the Principal Stockholders is not purchasing the HSCC Series I Stock as a result of any advertisement, article, notice or other communication regarding the HSCC Series I Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(c) Accredited Investor. Each of the Principal Stockholders is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF HSCC AND MERGERSUB

HSCC and Mergersub, jointly and severally, on the one hand, and Alpine, on the other hand, severally and not jointly, represent and warrant to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article V. Neither HSCC and Mergersub, on the one hand, nor Alpine, on the other hand, shall have any indemnity liability hereunder based on the inaccuracy, untruthfulness or breach of any representation or warranty of the other.

Section 5.1. HSCC and Mergersub.

(a) Organization. Mergersub is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada.

(b) Capitalization. The entire authorized capital stock of Mergersub consists of 1,000 Mergersub Shares, of which 10 Mergersub Shares are issued and outstanding and 0 Mergersub Shares are held in treasury. All of the HSCC Shares to be issued in accordance with Section 8.1 have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable.

(c) Authority. HSCC and Mergersub each have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of HSCC and Mergersub, enforceable in accordance with its terms and conditions.

(d) Non-Contravention. To the Knowledge of HSCC or Mergersub, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which HSCC or Mergersub is subject or any provision of the charter or bylaws of HSCC or Mergersub or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which HSCC or Mergersub is a party or by which either is bound or to which any of the assets of either is subject. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the NBCA, the Securities Act, the Exchange Act, and applicable state securities laws, neither HSCC nor Mergersub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(e) Brokers’ Fees. Except as set forth on Schedule 5.1(e), neither HSCC nor Mergersub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Company and its Subsidiaries could become liable or obligated.

(f) Continuity of Business Enterprise. It is the present intention of HSCC and Mergersub to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. § 1.368-1(d).

Section 5.2. HSCC. The following representations and warranties are made solely by HSCC.

(a) Capacity; Validity; No Conflicts. HSCC has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery by HSCC of this Agreement nor the consummation of the transactions contemplated hereby, nor the performance by HSCC (to the extent that they are parties thereto) of its obligations hereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) give rise to a conflict or default, or any right of termination or cancellation, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which HSCC is a party or by which HSCC is otherwise bound; (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to HSCC; or (iii) result in the creation or imposition of any Lien upon any of the properties or assets of HSCC.

(b) Organization; Authority. HSCC is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by HSCC of the transactions contemplated by the Agreement have been duly authorized by all necessary corporate or similar action on the part of HSCC. The Agreement has been duly executed by HSCC, and when delivered by HSCC in accordance with the terms hereof, will constitute the valid and legally binding obligation of HSCC, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c) Investment Intent. HSCC is acquiring its Purchased Preferred Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Purchaser Preferred Shares or any part thereof, without prejudice, however, to HSCC’s right at all times to sell or otherwise dispose of all or any part of its Purchaser Preferred Shares in compliance with applicable federal and state securities laws.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by HSCC to hold its Purchaser Preferred Shares for any period of time.  HSCC is acquiring its Purchaser Preferred Shares hereunder in the ordinary course of its business. HSCC does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of its Purchaser Preferred Shares.

(d) Experience of HSCC. HSCC has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in its Purchaser Preferred Shares, and has so evaluated the merits and risks of such investment. HSCC is able to bear the economic risk of an investment in the Purchaser Preferred Shares and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. HSCC is not purchasing the Purchaser Preferred Shares as a result of any advertisement, article, notice or other communication regarding the Purchaser Preferred Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Accredited Investor. HSCC is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(g) Capitalization. The authorized capital stock of HSCC consists of 200,000,000 shares of HSCC common stock, par value $0.001 per share and 3,000,000 shares of preferred stock. As of the date hereof HSCC has 49,246,244 shares of HSCC common stock and 100,000 shares of Series F Preferred Stock (the “Series F Stock”) and 79,517 shares of Series G Preferred Stock (the “Series G Stock”). Except as disclosed in the Securities and Exchange filings of HSCC, no shares of HSCC common stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by HSCC. Except as disclosed in the Securities and Exchange filings of HSCC, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of HSCC or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which HSCC or any of its subsidiaries is or may become bound to issue additional shares of capital stock of HSCC or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of HSCC or any of its subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which HSCC or any of its subsidiaries is obligated to register the sale of any of their securities under the Securities Act and (iv) there are no registration statements pending. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the HSCC Series I Stock as described in this Agreement. HSCC has furnished to the Buyer true and correct copies of HSCC’s Certificate of Incorporation, as amended and as in effect on the date hereof, and HSCC’s By-laws, as in effect on the date hereof and the terms of all securities convertible into or exercisable for HSCC common stock and the material rights of the holders thereof in respect thereto other than stock options issued to employees and consultants.

(h) Issuance of Securities. The HSCC Series I Stock being issued hereunder is duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued, fully paid and nonassessable, are free from all taxes, liens and charges with respect to the issue thereof.

ARTICLE VI.
COVENANTS AND AGREEMENTS

The Parties agree as follows with respect to the period from and after the execution of this Agreement:

Section 6.1. General.

Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII of this Agreement).

Section 6.2. Notices and Consents.

The Company will give any notices to third parties, and will use its best efforts to obtain (and will cause each of its Subsidiaries to use its best efforts to obtain) any third party consents, that HSCC may request in connection with the matters referred to in Article IV of this Agreement.

Section 6.3. Regulatory Matters and Approvals.

Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Article IV and Article V of this Agreement. Without limiting the generality of the foregoing, the Company will obtain from holders of a majority of the Company Common Stock and Company Existing Preferred Stock, a Written Consent as soon as practicable in order that the Shareholders may consent to the adoption of this Agreement and the approval of the Merger in accordance with the NBCA (the “Approvals”). The Principal Shareholders agree to execute the Written Consent approving the Approvals.

Section 6.4. Operation of Business.

Except as set forth in Schedule 6.4, prior to the Closing, the Company will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, and except as set forth in this Agreement, prior to the Closing:

(a) none of the Company and its Subsidiaries will authorize or effect any change in its charter or bylaws;

(b) none of the Company and its Subsidiaries will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

(c) none of the Company and its Subsidiaries will declare, set aside, or pay any dividend or distribution with respect to Company Capital Stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of Company Capital Stock;

(d) none of the Company and its Subsidiaries will issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(e) none of the Company and its Subsidiaries will impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

(f) none of the Company and its Subsidiaries will make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

(g) none of the Company and its Subsidiaries will cause any material change in any accounting principle or method or election for federal income tax purposes used by such entity;

(h) none of the Company and its Subsidiaries will cause any single capital expenditure by the Company, exceeding $10,000, or aggregate capital expenditures exceeding $20,000;

(i) none of the Company and its Subsidiaries will adopt or amend in any material respect any Employee Benefit Plan or compensation commitment or any severance agreement or employment contract to which any Key Employee is a party;

(j) none of the Company and its Subsidiaries will make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

(k) none of the Company and its Subsidiaries will commit to any of the foregoing or take any action in connection with the foregoing.

Section 6.5. Full Access.

The Company will (and will cause each of its Subsidiaries to) permit representatives of HSCC to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Company and its Subsidiaries. HSCC will treat and hold as such any Confidential Information it receives from any of the Company and its Subsidiaries in the course of the reviews contemplated by this Section 6.5, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

Section 6.6. Notice of Developments.

Each Party will give prompt written notice to the other of any event, occurrence or development causing a breach of any of its own representations and warranties in Article IV and Article V of this Agreement. No disclosure by any Party pursuant to this Section 6.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 6.7. Exclusivity.

Neither the Company nor any of the Principal Stockholders will (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the Company Capital Stock or assets of any of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Company and its directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Company shall notify HSCC immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 6.8. Continuity of Business Enterprise.

HSCC will take no action to prevent the Company from continuing at least one significant historic business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Reg. Section 1.368-1(d).

Section 6.9. Subsidiary Distributions. HSCC agrees not to cause the Company to distribute cash or other assets to HSCC in its capacity as a shareholder of the Company.

Section 6.10. Services Agreement.

At Closing, the Company will execute a Services Agreement with HSCC in the form attached as Exhibit E hereto (the “Services Agreement”).

Section 6.11. Taxes.

(a) Tax Returns. The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for (x) all taxable periods ending on or prior to the Closing Date and (y) all taxable periods beginning before and ending after the Closing Date. Each such Tax Return shall be prepared in a manner consistent with prior practice of the Company and shall be delivered to Principal Shareholders at least fifteen (15) days prior to filing. No such Tax Return shall be filed without the written consent of Principal Shareholders, which consent shall not be unreasonably withheld. The Company shall pay all Taxes which accrue on or prior to the Closing Date.

(b) Cooperation on Tax Matters. HSCC, the Company and the Principal Shareholders shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees or representatives available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Company (after the Closing) shall (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations for the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority and (ii) give the Principal Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Principal Shareholders so direct in writing, the Company shall allow the Principal Shareholders to take possession of such books and records.

Section 6.12. Non-Competition.

Following the Closing Date and for a period equal to the Restricted Period, neither Christopher Leichtweis nor his Affiliates shall:

(a) directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business that at any time competes with any business of the Company, including the Business, anywhere in North America or the United Kingdom; provided, however, that nothing contained herein shall prevent the purchase or ownership by each of the Shareholders of less than five percent (5%) of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Exchange Act; or

(b) for any reason, (i) induce any customer or supplier of the Company or any of its subsidiaries or affiliates to patronize or do business with any business directly or indirectly in competition with the businesses conducted by the Company or any of its Subsidiaries or Affiliates in any market in which the Company or any of its Subsidiaries or Affiliates engages in the Business; (ii) canvass, solicit or accept from any customer or supplier of the Company or any of its Subsidiaries or Affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its Subsidiaries or Affiliates to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company or any of its Subsidiaries or Affiliates; or

(c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by any Shareholder, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior one (1) year, or in any manner seek to induce any such person to leave his or her employment.

“Restricted Period” shall mean either (i) twelve (12) months after the date of a Discretionary Termination of Christopher Leichtweis or (ii) in all other cases, the greater of (A) four (4) years following the Closing Date and (B) one (1) year following the date Christopher Leichtweis ceases to be employed by the Company or its Subsidiaries (the “Termination Date”). “Discretionary Termination” shall mean that (A) Christopher Leichtweis’ employment is terminated without cause (as such term is defined in his Employment Agreement with the Company) and (B) for the twelve (12) months prior to the Termination Date, the Company has achieved 80% of all Adjusted EBITDA and performance thresholds set forth in the Company’s business plan and budget (as approved by the Board).

Section 6.13. No Competing Interests.

Other than as set forth on Schedule 6.13, each of the Principal Shareholders hereby represents and warrants to HSCC that neither he nor any of his Affiliates, has any material ownership or other material interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with any business of the Company, including the Business. Each of the Principal Shareholders hereby represent and warrant to HSCC that neither he or she nor any of his or her Affiliates, has or shares with the Company any ownership or similar interest in any asset or property (including any Intellectual Property) that is being (or has been in the past 12-month period) used in connection with the operation of the business of the Company and its Subsidiaries.

Section 6.14. Confidentiality.

From and after the Closing Date, the Principal Shareholders and their respective Affiliates shall not at any time, directly or indirectly, use, exploit, communicate, disclose or disseminate any Confidential Information (as defined below) in any manner whatsoever (except disclosure to their personal financial or legal advisors and as may be required under legal process by subpoena or other court order; provided, that the Principal Shareholders will take reasonable steps to provide HSCC with sufficient prior written notice in order to contest such requirement or order). Notwithstanding the foregoing, the Principal Shareholders (and each representative or other agent of each Principal Shareholder) may disclose to any and all Persons the tax treatment and tax structure of the transaction contemplated hereby; provided, however, that neither the Principal Shareholders nor any representative or agent thereof may disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties) or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law. “Confidential Information” means any and all information (oral or written) relating to the Company and/or HSCC and its Affiliates or any of their operations or activities, including, but not limited to, the terms of this Agreement, information relating to trade secrets, plans, promotion and pricing techniques, procurement and sales activities and procedures, proprietary information, business methods and strategies (including acquisition strategies), software, software codes, advertising, sales, marketing and other materials, customers and supplier lists, data processing reports, customer sales analyses, invoices, price lists or information, and information pertaining to any lawsuits or governmental investigation, except such information that is in the public domain at the time (such information not being deemed to be in the public domain merely because it is embraced by more general information that is in the public domain), other than as a result of a breach of any of the provisions hereof.

Section 6.15. Remedies.

(a) Remedies upon Breach. Each Principal Shareholder acknowledges and agrees that: (i) HSCC (and the Company) would be irreparably injured in the event of a breach by any Principal Shareholder of any of the obligations under Sections 6.12, 6.13 and 6.14 (ii) monetary damages would not be an adequate remedy for such breach; (iii) HSCC (and the Company) shall be entitled to injunctive relief, without the necessity of the posting of a bond, in addition to any other remedy that they may have, in the event of any such breach; and (iv) the existence of any claims that the Principal Shareholder may have against HSCC (and the Company), whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by HSCC (and the Company) of any of their rights or remedies under this Agreement.

(b) Judicial Modifications. In the event that any court finally holds that the time or territory or any other provision stated in Sections 6.12, 6.13 or 6.14 constitutes an unreasonable restriction, then the parties hereto hereby expressly agree that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

(c) Tolling of Time Periods. In the event that the Principal Shareholders violate the provisions under Sections 6.12, 6.13 or 6.14 of this Agreement, the Restricted Period shall toll during any period of non-compliance, and shall not continue to elapse until the Principal Shareholders are in full compliance with such Sections of this Agreement.

(d) Confirmation as to Scope. The parties hereto acknowledge and confirm that: (i) the length of the term of the restrictions and the geographical restrictions contained in Section 6.12 are fair and reasonable and are not the result of overreaching, duress or coercion of any kind; (ii) the full, uninhibited and faithful observance of each of the covenants contained in under Sections 6.12, 6.13 and 6.14 shall not cause any undue hardship, financial or otherwise; and (iii) the Principal Shareholders special knowledge of the business of the Company, including the Business, is such as would cause HSCC (and the Company) serious injury and loss if the Principal Shareholders use such knowledge to benefit a competitor of the Company or to compete with the Company. The parties hereto acknowledge and agree that the provisions of under Sections 6.12, 6.13 and 6.14 are essential to protect HSCC’s (and the Company’s) legitimate business interest as contemplated under Delaware law and are in addition to any rights HSCC may have to enforce its rights with respect to the trade secrets of HSCC (and the Company) pursuant to Delaware law.

Section 6.16. Covenants in Connection with the Preferred Stock.

The Company covenants with HSCC as follows, which covenants are for the benefit of HSCC and its permitted assignees:

(a) Securities Compliance. The Company shall notify the SEC in accordance with its rules and regulations, of the transactions contemplated by this Agreement, including filing a Form D with respect to the Purchaser Preferred Shares and Underlying Shares as required under Regulation D, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Purchaser Preferred Shares and the Underlying Shares to HSCC or subsequent holders.

(b) Use of Proceeds. The proceeds from the sale of the Company Preferred Shares will be used by the Company as set forth on Schedule 2.5(a).

Section 6.17. Acquisition of Polimatrix. The parties agree to use all commercial reasonable efforts to facilitate the acquisition of Polimatrix, Inc. by the Company.

Section 6.18. HSCC Board and Officer Appointment. Christopher Leichtweis shall become a member of HSCC’s board of directors and will be appointed the President of HSCC.

ARTICLE VII.
THE CLOSING

Section 7.1. The Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker, Donelson, Bearman, Caldwell and Berkowitz, the Company’s counsel, at 900 South Gay Street, Suite 2200, Knoxville, Tennessee 37902, commencing at 9:00 a.m. local time on the third (3rd) business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than March 14, 2008.

Section 7.2. Actions at the Closings.

At the Closing, (i) the Company will deliver to HSCC and Mergersub the various certificates, instruments, and documents referred to in Section 7.3 of this Agreement, (ii) HSCC and Mergersub will deliver to the Company the various certificates, instruments, and documents referred to in Section 7.4 of this Agreement, (iii) the Company and Mergersub will file with the Secretary of State of the State of Nevada, as required by the NBCA, (A) a Certificate of Merger substantially in the form attached hereto as Exhibit C (the “Certificate of Merger”) and (B) the Series A Certificate of Designation, (iv) HSCC will deliver to the Shareholders in the manner provided in Section 3.1 of this Agreement the cash; (v) the Company will issue the certificates evidencing the HSCC Series I Stock issuable as a result of the Merger; (vi) the Company Existing shall redeem all of the Company Preferred Stock; (vii) HSCC will deliver to the Facility Payoff to the Lender and (viii) the Company shall issue and deliver to HSCC certificates evidencing the Purchaser Preferred Shares.

Section 7.3. Conditions to Obligation of HSCC with respect to the Merger and the Purchase of the Purchaser Preferred Shares.

The obligation of HSCC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the Requisite Approval and the number of Dissenting Shares shall not exceed five percent (5%) of the number of outstanding Company Shares;

(b) the Company and its Subsidiaries shall have used their best efforts to procure all of the third party consents specified in Section 6.2 of this Agreement, including any consents of the Livingston Company reasonably required hereunder or requested by HSCC;

(c) the representations and warranties set forth in Article IV of this Agreement shall be true and correct in all material respects at and as of the Closing Date;

(d) the Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(e) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Company, or (iv) affect adversely the right of any of the former Subsidiaries of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(f) the Company shall have delivered to HSCC a certificate to the effect that each of the conditions specified in Section 7.3(a)-(e) of this Agreement is satisfied in all respects;

(g) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3(b) and Section 5.1(d) of this Agreement;

(h) HSCC shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to HSCC, and dated as of the Closing Date;

(i) HSCC shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiaries other than those whom HSCC shall have specified in writing at least five business days prior to the Closing;

(j) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to HSCC;

(k) HSCC and HSCC’s Counsel shall have completed HSCC’s due diligence investigation of the Company to HSCC’s satisfaction;

(l) HSCC shall have received and approved the Company’s audited financials for the 2006 and 2007 Fiscal Years;

(m) The Company and the Shareholders shall have (i) executed the Stockholders’ Agreement of the Company in the form attached as Exhibit G hereto and (ii) terminated any existing stockholders’ agreement or other agreement between the Company and its stockholders;

(n) the Company shall have executed and delivered the Services Agreement in the form attached as Exhibit B hereto;

(o) the transaction shall have been approved by Yorkville Advisors LLP and the Board of Directors of HSCC and the parties have agreed to mutually agreeable financing to the transaction contemplated hereunder;

(p) the Company shall have entered into employment agreements with Christopher Leichtweis, Mark Duff, John Macrae, Ray Peters, Matt Clark, Don Goebel, Jeff Scott and Ron Dresen in the forms attached as Exhibit H hereto.

(q) None of the Company Existing Preferred Stock and Company Warrants shall be outstanding and the Company shall have acquired such Company Existing Preferred Stock and Company Warrants pursuant to the Series A Preferred Stock and Warrant Purchase Agreement, in the form attached hereto as Exhibit I;

(r) the Certificate of Merger (in the form attached as Exhibit J hereto) and the Series A Certificate of Designation shall have been filed with the Secretary of State of the State of Nevada;

(s) the Series I Certificate of Designation (in the form attached as Exhibit D hereto) shall have been filed with the Secretary of State of the State of Delaware;

(t) any indebtedness of any Affiliate of a stockholder to the Company shall have been repaid;

(u) the Company shall have entered into the Senior Credit Facility with Suntrust in the form attached as Exhibit K hereto (and such Senior Credit Facility will permit the full repayment of the Company Notes pursuant to the terms of the Company Notes);

(v) the Livingston Company shall have provided a general release of liabilities to the Company in a form acceptable to HSCC;

(w) the Equity Incentive Plan for the employees of the Company shall have been terminated;

(x) HSCC shall have completed to its satisfaction its calls with the Company’s customers and its review of all of the Company’s material contracts;

(y) the Escrow Agreement shall have been executed and delivered by HSCC, Principal Shareholders and the Escrow Agent;

(z) the Company shall maintain in effect its current policy of directors and officers insurance which policy terms are acceptable to HSCC; and

(aa) The Company shall have executed and delivered to HSCC the certificates (in such denominations as HSCC shall request) evidencing the Preferred Shares; and

(bb) As of the Closing Date, the Company shall have reserved out of its authorized and unissued Company Common Stock, solely for the purpose of effecting the conversion of the Company Preferred Shares, a number of shares of Common Stock equal to one hundred twenty percent (120%) of the aggregate number of Underlying Shares issuable upon conversion of the Company Preferred Shares issued on the Closing Date.

HSCC may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Closing.

Section 7.4. Conditions to Obligation of the Company and the Principal Shareholders with Respect to the Merger and Sale of the Purchaser Preferred Shares.

The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article V of this Agreement shall be true and correct in all material respects at and as of the Closing Date;

(b) HSCC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Company, or (iv) affect adversely the right of any of the former Subsidiaries of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) HSCC shall have delivered to the Company a certificate to the effect that each of the conditions specified in Section 7.4(a)-(c) of this Agreement is satisfied in all respects;

(e) this Agreement and the Merger shall have received the Requisite Approval;

(f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3(b) and Section 5.1(d) of this Agreement;

(g) the Company shall have received from counsel to HSCC an opinion in form and substance as set forth in Exhibit L attached hereto, addressed to the Company, and dated as of the Closing Date;

(h) the Certificate of Merger shall have been filed with the Secretary of State of the State of Nevada;

(i) the Escrow Agreement shall have been executed and delivered by HSCC, the Principal Shareholders, and the Escrow Agent;

(j) HSCC and the Principal Shareholders shall have executed and delivered the Stockholders’ Agreement;

(k) HSCC shall have delivered the Merger Consideration;

(l) HSCC shall have received the consent of the holders of HSCC’s Series F Stock and the HSCC Series G Stock to issue the HSCC Series I Stock on a pari passu basis; and

(m) all actions to be taken by HSCC in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 7.4 if it executes a writing so stating at or prior to the Closing.

ARTICLE VIII.
CONVERSION AND REGISTRATION RIGHTS

Section 8.1. [Intentionally Omitted].

Section 8.2. Registration by HSCC

(a) Notice of Registration. If at any time after HSCC shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (y) a registration relating solely to employee benefit plans, or (z) a registration relating solely to a Commission Rule 145 transaction, HSCC will:

(i) promptly give to each Shareholder written notice thereof, and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved in such registration, all the Registrable Shares specified in a written request or requests received within twenty (20) days after receipt of such written notice from HSCC by any Shareholder, but only to the extent that such inclusion will not diminish the number of securities included by HSCC or by holders of HSCC’s securities who have demanded such registration.

(b) Underwriting. If the registration of which HSCC gives notice is for a registered public offering involving an underwriting, HSCC shall so advise the Shareholders as a part of the written notice given pursuant to Section 8.2(a)(i). In such event, the right of any Shareholder to registration pursuant to Section 8.2 shall be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of Registrable Shares in the underwriting to the extent provided herein. All Shareholders proposing to distribute their securities through such underwriting shall (together with HSCC and the other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by HSCC (or by the Shareholders who have demanded such registration). Notwithstanding any other provision of this Section 8.2, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the Registrable Shares to be included in such registration to a minimum of thirty percent (30%) of the total shares to be included in such underwriting. HSCC shall so advise all Shareholders and the other Shareholders distributing their securities through such underwriting pursuant to piggyback registration rights similar to this Section 8.2, and the number of shares of Registrable Shares and other securities that may be included in the registration and underwriting shall be first allocated among all Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Shares held by such Shareholders at the time of filing the Registration Statement, and after satisfaction of the requirements of the Shareholders, the remaining shares that may be included in the registration and underwriting shall be allocated among the remaining Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Shares held by such Shareholders at the time of filing of the Registration Statement. To facilitate the allocation of shares in accordance with the above provisions, HSCC or the underwriters may round the number of shares allocated to any Shareholder or other Shareholder to the nearest one hundred (100) shares. If any Shareholder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to HSCC and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to one hundred eighty (180) days after the effective date of the Registration Statement relating thereto (the “Lock-Up Period”); provided, however, that if such registration is not HSCC’s initial public offering, such Lock-Up Period shall be one hundred twenty (120) days unless the managing underwriter determines that marketing factors require a longer period in which case the Lock-Up period shall be specified by the managing underwriter but shall not exceed one hundred eighty (180) days.

(c) Right to Terminate Registration. HSCC shall have the right to terminate or withdraw any registration initiated by it under this Section 8.2 prior to the effectiveness of such registration, whether or not any Shareholder has elected to include securities in such registration.

Section 8.3. Registration on Form S-3.

(a) At any time after the date which is twelve (12) months following the Closing Date, if a Shareholder requests in writing that HSCC file a Registration Statement on Form S-3 (or any successor form to Form S-3) for a public offering of shares of the Registrable Shares, the reasonably anticipated aggregate price to the public of which would exceed $1,000,000, and HSCC is a registrant entitled to use Form S-3 to register the Registrable Shares for such an offering, HSCC shall use its best efforts to cause such Registrable Shares to be registered for the offering on such form; provided, however, that HSCC shall not be required to effect more than two (2) registrations pursuant to this Section 8.3. HSCC will (i) promptly give written notice of the proposed registration to all other Shareholders, and (ii) as soon as practicable, use its best efforts to effect such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Shares as are specified in such request, together with all or such portion of the Registrable Shares of any Shareholder or Shareholders joining in such request as are specified in a written request received by HSCC within twenty (20) days after receipt of such written notice from HSCC.

(b) Notwithstanding the foregoing, HSCC shall not be obligated to take any action pursuant to this Section 8.3: (i) in any particular jurisdiction in which HSCC would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless HSCC is already subject to service in such jurisdiction and except as may be required by the Securities Act, (ii) during the period ending on a date three (3) months following the effective date of, a Registration Statement (other than with respect to a Registration Statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Registrable Shares), or (iii) if HSCC shall furnish to such Shareholder a certificate signed by the President of HSCC stating that, in the good faith judgment of the Board of Directors, it would be seriously detrimental to HSCC or its shareholders for Registration Statements to be filed in the near future, then HSCC’s obligation to use its best efforts to file a Registration Statement shall be deferred for a single period not to exceed one hundred twenty (120) days from the receipt of the request to file such registration by such Shareholder or Shareholders.

Section 8.4. Registration Procedures.

(a) If and whenever HSCC is required by the provisions of this Agreement to use its best efforts to effect the registration of any of the Registrable Shares under the Securities Act, HSCC shall:

(i) file with the SEC a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become and remain effective;

(ii) as expeditiously as reasonably possible prepare and file with the SEC any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to keep the Registration Statement effective, in the case of a firm commitment underwritten public offering, until each underwriter has completed the distribution of all securities purchased by it and, in the case of any other offering, until the earlier of the sale of all Registrable Shares covered thereby or one hundred twenty (120) days after the effective date thereof;

(iii) as expeditiously as reasonably possible furnish to each selling Shareholder such reasonable numbers of copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the selling Shareholder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the selling Shareholder; and

(iv) as expeditiously as reasonably possible use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities or “blue sky” laws of such states as the selling Shareholders shall reasonably request, and do any and all other acts and things that may be necessary or desirable to enable the selling Shareholder to consummate the public sale or other disposition in such states of the Registrable Shares owned by the selling Shareholders; provided, however, that HSCC shall not be required in connection with this Section 8.4(a)(iv) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(b) If HSCC has delivered preliminary or final prospectuses to the selling Shareholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, HSCC shall promptly notify the selling Shareholders and, if requested, the selling Shareholders shall immediately cease making offers of Registrable Shares and return all prospectuses to HSCC. HSCC shall promptly provide the selling Shareholders with revised prospectuses and, following receipt of the revised prospectuses, the selling Shareholders shall be free to resume making offers of the Registrable Shares.

Section 8.5. Allocation of Expenses.

HSCC will pay all Registration Expenses of all registrations under this Agreement. For purposes of this Section 8.5, the term “Registration Expenses” shall mean all expenses incurred by HSCC in complying with this Article VIII, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for HSCC and the fees and expenses of one counsel selected by the selling Shareholders to represent the selling Shareholders, state Blue Sky fees and expenses, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts, selling commissions and the fees and expenses of selling Shareholders’ own counsel (other than the counsel selected to represent all selling Shareholders).

Section 8.6. Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, HSCC will indemnify and hold harmless the seller of such Registrable Shares, each underwriter of such Registrable Shares, and each other person, if any, who controls such seller or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which such seller, underwriter or controlling person may become subject under the Securities Act, the Exchange Act, state securities or “blue sky” laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and HSCC will reimburse such seller, underwriter and each such controlling person for any reasonable legal or other expenses reasonably incurred by such seller, underwriter or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that HSCC will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission made in such Registration Statement, preliminary prospectus or final prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to HSCC, in writing, by or on behalf of such seller, underwriter or controlling person specifically for use in the preparation thereof; provided further, however, that no such indemnity or hold harmless or contribution provisions shall apply with respect to any underwriter, or any controlling person of such underwriter, if HSCC has entered into an underwriting agreement with any such underwriter providing for indemnification.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares, severally and not jointly, will indemnify and hold harmless HSCC, each of its directors and officers and each underwriter (if any) and each person, if any, who controls HSCC or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which HSCC, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or “blue sky” laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to HSCC by or on behalf of such seller specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the obligations of such Shareholders hereunder shall be limited to an amount equal to the proceeds to each Shareholder of Registrable Shares sold in connection with such registration.

(c) Each Party entitled to indemnification under this Section 8.6 (the “Indemnified Party”) shall give notice to the Party required to provide indemnification (the “Responsible Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Responsible Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Responsible Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Responsible Party of its obligations under this Section 8.6. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Responsible Party shall pay for the reasonable expenses of one counsel for the Indemnified Party if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding. No Responsible Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Responsible Party.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any holder of Registrable Shares exercising rights under this Agreement, or any controlling person of any such holder, makes a claim for indemnification pursuant to this Section 8.6 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8.6 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Shareholder or any such controlling person in circumstances for which indemnification is provided under this Section 8.6; then, in each such case, HSCC and such Shareholder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportions so that such holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by the Registration Statement bears to the public offering price of all securities offered by such Registration Statement, and HSCC is responsible for the remaining portion; provided however, that, in any such case, (A) no such holder will be required to contribute any amount in excess of the proceeds to it of all Registrable Shares sold by it pursuant to such Registration Statement, and (B) no person or entity guilty of fraudulent misrepresentation, within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from any person or entity who is not guilty of such fraudulent misrepresentation.

Section 8.7. Information by Holder.

Each Shareholder including Registrable Shares in any registration shall furnish to HSCC such information regarding such Shareholder and the distribution proposed by such Shareholder as HSCC may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement and also shall execute such other customary agreements and documents, such as Powers of Attorney and Custody Agreements, as are reasonably necessary to facilitate the consummation of the offering.

Section 8.8. “Stand-Off” Agreement.

Each Shareholder, if requested by HSCC and the managing underwriter of an offering by HSCC of Common Stock or other securities of HSCC pursuant to a Registration Statement, shall agree not to sell publicly or otherwise transfer or dispose of any Registrable Shares or other securities of HSCC held by such Shareholder for a specified period of time (not to exceed the greater of the then-customary lock up period or ninety (90) days following the effective date of such Registration Statement).

Section 8.9. Rule 144 Requirements.

So long as the Shareholders own any Registrable Shares, HSCC agrees to:

(a) comply with the requirements of Rule 144(c) under the Securities Act with respect to current public information about HSCC; and

(b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of HSCC under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

ARTICLE IX.
TERMINATION

Section 9.1. Termination of Agreement.

Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

(a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

(b) HSCC may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time:

(i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, HSCC has notified the Company of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

(ii) if the Closing shall not have occurred on or before March 14, 2008, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from HSCC breaching any representation, warranty, or covenant contained in this Agreement);

(c) the Company may terminate this Agreement by giving written notice to HSCC at any time prior to the Effective Time:

(i) in the event HSCC has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified HSCC of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; or

(ii) if the Closing shall not have occurred on or before March 14, 2008, by reason of the failure of any condition precedent under Section 7.4 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement);

Section 9.2. Effect of Termination.

If any Party terminates this Agreement pursuant to Section 9.1 of this Agreement, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

ARTICLE X.
SURVIVAL; INDEMNIFICATION

Section 10.1. Survival of Representations, Warranties and Covenants.

Notwithstanding any right of HSCC to investigate the business and condition of the Company, HSCC shall be entitled to rely upon the representations, warranties, covenants and agreements of the Company and the Principal Shareholders and the Shareholders shall be entitled to rely upon the representations, warranties, covenants and agreements of HSCC. All representations, warranties, covenants and agreements contained in this Agreement (including the Disclosure Schedule hereto) and in all certificates required hereby to be delivered with respect hereto shall be deemed to be representations, covenants, warranties and agreements hereunder and shall survive the Closing Date (or, if there is no Closing, the date hereof) through the date fifteen (15) days following the completion of the financial review by the Company’s independent auditors of the Company’s consolidated financial statements for the six (6) month period ended December 31, 2008, but in no event shall such date be later than March 15, 2009 (“Survival Period”); provided, however, that any such representations, covenants, warranties and agreements shall survive the time(s) that they would otherwise terminate with respect to claims of which notice has been given as provided in this Agreement prior to such termination; provided further, however, that any Government Contract Liability or such representations, covenants, warranties and agreements regarding Taxes or set forth in Section 4.27 shall survive until the expiration of the applicable statute of limitations with respect to such matters. Any limitation or qualification set forth in any one representation and warranty contained in Section 10.4 hereof shall not limit or qualify any other representation and warranty contained in such Section. Each representation and warranty included in Article IV is independent and shall be interpreted without regard to any other representation or warranty contained in Article IV (including any more inclusive representation or warranty).

Section 10.2. Indemnities of the Shareholders.

Subject to Section 10.6 hereof, the Shareholders shall severally (and not jointly) indemnify, defend and hold harmless HSCC, its Affiliates and Associates (including the Company) and their respective directors, officers, stockholders, agents, successors and permitted assigns (the “HSCC Indemnitees”) from and against, and shall pay and reimburse the foregoing Persons for (i), any and all Losses relating to or arising out of the breach (or alleged breach if asserted by a third party) of any representation, warranty, covenant or agreement of the Principal Shareholders or the Company contained in this Agreement, (ii) any Liability of the Company arising pursuant to any Government Contract (A) that has been performed, completed and/or closed prior to Closing or (B) that is currently in effect but for which such Liability arose in connection with any task order or other obligation or service performed prior to Closing (“Government Contract Liability”) and (iii) any amount owed to Shareholders pursuant to their exercise of their appraisal rights to the extent such amounts exceed $13.47 per share. Any amount paid by reason of indemnification contained in this Article X shall be treated as a reduction of the aggregate Merger Consideration and with respect to John Macrae and Shareholders other than Christopher Leichtweis shall be limited to his Held Back Shares. All indemnification amounts paid by the Shareholders shall be net of any indemnity from third parties, or net of any reduction in Taxes actually realized by HSCC Indemnitees on account of the facts or circumstances giving rise to the indemnity, and increased by any Taxes incurred by HSCC Indemnitees on account of receipt of the indemnity payments.

Section 10.3. Procedures for Indemnification; Defense

If any party (the “Indemnitee”) incurs Losses or receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Sections 10.2 or 10.3 hereof, the Indemnitee shall adhere to the following procedures:

(a) Direct Losses. If Indemnitee incurs direct Losses, other than as a result of a third party claim, Indemnitee shall provide the Indemnifying Party written notice of such direct Losses within the time limits of the indemnity set forth in Section 10.1 hereof. The notice shall describe the claim in reasonable detail, including the amount of such Losses (estimated if appropriate) that have been or may be sustained by the Indemnitee. The failure to provide such notice shall not affect the Indemnifying Party’s obligations hereunder, unless such party is materially prejudiced as a result thereof. Within ten (10) days of receipt of the notice, the Indemnifying Party shall pay the amount of such Losses to Indemnitee, otherwise Indemnitee may proceed to seek to collect these amounts either pursuant to Section 10.7 hereof or through legal action in accordance with Article II of this Agreement.

(b) Defense of Third Party Claims. Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s incurring receipt of notice of a third party claim. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if appropriate) of the Losses that have been or may be sustained by the Indemnitee. The failure to provide such notice shall not affect the Indemnifying Party’s obligations hereunder, unless such party is materially prejudiced as a result thereof. The Indemnifying Party may, subject to the other provisions of this Section 10.3, compromise or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted Liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party shall elect to compromise or defend such asserted Liability, it shall, within thirty (30) days (or sooner, if the nature of the asserted Liability so requires), notify the Indemnitee of its intention to do so and the Indemnitee shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted Liability. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party shall deliver to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto, which agreement shall not limit or impair the Indemnitee’s ability to conduct its business. The Indemnifying Party shall have the right, except as provided below in Section 10.4, to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim shall be borne by the Indemnifying Party. The Indemnitee shall have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting or different claims or defenses, the Indemnifying Party shall not have control of such conflicting or different claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party; provided, further, that if the Indemnifying Party shall not assume and pursue in a timely and diligent manner the defense of any third-party claim, the Indemnifying Party shall cede control of such claim and the Indemnitee shall be entitled to appoint a counsel of its choice for such defense, at the cost and expense of the Indemnifying Party. If the Indemnifying Party shall choose to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

Section 10.4. Limitations on Indemnification.

Notwithstanding any provision contained in this Article X to the contrary, no Indemnitee shall be entitled to assert any claim for indemnification in respect of breach(es) of representations and warranties under Article IV or Article V hereof until such time as all claims for indemnification from such Person (and all related Indemnitees) hereunder shall exceed $130,000 (the “Basket”), provided, however, that the aggregate dollar amount of Indemnitees’ indemnification obligations hereunder may not exceed value of the Held Back Shares (the “Claims Limitation”). Notwithstanding the foregoing, the Basket and the Claims Limitation shall not apply (i) if such claim is based on fraud, willful misconduct, willful misrepresentation or willful breach of this Agreement, (ii) for breaches of Section 6.12 hereof, (iii) for any claims for Government Contract Liability or (iv) any breach(es) of the representations, warranties and agreements contained in Sections 4.2, 4.10, 4.17, 4.20 or 4.24 hereof; provided, however, that in no event will the liability of Indemnifying Party pursuant to clauses (ii), (iii) and (iv) exceed $13,175,000. For purposes of this Article X only, the calculation of Losses arising out of a Party’s breach of a representation or warranty in this Agreement shall be determined without giving effect to any exception or qualification of such representation or warranty as to the Material Adverse Effect of such breach or the Material Adverse Effect on any Person of such breach. Notwithstanding the foregoing, the Parties acknowledge and agree that effect shall be given to any exception or qualification of any representation or warranty in this Agreement of either Party that is based on use of the term “material” or the phrase “in all material respects” and similar undefined terms and phrases.

Section 10.5. Indemnification Waiver.

Each Principal Shareholder hereby irrevocably waives, subject to the Closing, any and all rights to indemnification from the Company in his capacity as a director, employee or officer of the Company with respect to the representations and warranties contained in Article IV to which such Principal Shareholder would otherwise have been entitled for all periods up through and including the Closing Date and including in respect of the transactions contemplated hereby.

Section 10.6. Method of Indemnification.

The Principal Shareholders hereby agree and acknowledge that if any of them are required to provide any indemnification payments pursuant to Section 10.2 hereof, indemnifiable amounts shall only be paid by such Principal Shareholder to HSCC (and their related Indemnitees), at the discretion of HSCC, in Held Back Shares pursuant to Section 10.7; provided, however, in the event of fraud, HSCC will have available all remedies permitted at law.

Section 10.7. Limitation; Security for Indemnification Obligations.

As security for the indemnification obligations contained in this Article X, at the Closing, each of the Principal Shareholders shall, and hereby do, pledge and grant to HSCC a security interest in the Held Back Shares. HSCC shall set aside and hold certificates with respect to the Held Back Shares. HSCC may set off against, and take ownership of, the Held Back Shares for (i) a Purchase Price Adjustment, (ii) the Company’s failure to obtain an additional one year renewal of the RADCON contract with Bechtel Jacobs Company, LLC (the “Bechtel Renewal”) for substantially similar services on substantially similar terms as the original contract (with a maximum set off of $1,800,000 against the Held Back Shares pursuant to this clause (b)) or (ii) any loss, damage, cost or expense for which the Shareholders may be responsible pursuant to this Agreement (including without limitation, any indemnifiable amounts) whether or not indemnified pursuant to this Article X, subject, however, to the following terms and conditions:

(a) HSCC shall give written notice to the Shareholders of any claim for indemnifiable amounts or any other damages hereunder, which notice shall set forth (i) the amount of indemnifiable amounts or other loss, damage, cost or expense which HSCC claims to have sustained by reason thereof, and (ii) the basis of such claim;

(b) The set off for any amounts claimed by HSCC hereunder shall be effected on the expiration of fifteen (15) days from the date of such notice unless the Shareholders shall have contested such set of to HSCC in writing.

(c) Held Back Shares shall be valued at $6.00 per share. Each Held Back Share will consist of one (1) share of HSCC Series I Stock and Warrants to purchase forty (40) shares of Common Stock.

(d) All of the remaining Held Back Shares shall be released to the Shareholders on the date that is fifteen (15) days following the expiration of the Survival Period, provided (i) no claim for indemnification is pending pursuant to Article X and the security interest in the Held Back Shares shall be immediately terminated and (ii) following the Bechtel Renewal, Held Back Shares with a value of $1,800,000 will be released to the Stockholders on January 1, 2009 in accordance with the Escrow Agreement.

ARTICLE XI.
MISCELLANEOUS

Section 11.1. Press Releases and Public Announcements.

No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

Section 11.2. No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in Section 8.1 of this Agreement concerning issuance of the HSCC Shares are intended for the benefit of the Shareholders.

Section 11.3. Entire Agreement.

This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

Section 11.4. Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

Section 11.5. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 11.6. Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

(a)	If to the Homeland:

Mr. C. Thomas McMillen
Chief Executive Officer
Homeland Security Capital Corporation
1005 N. Glebe Road, Ste. 550
Arlington, VA 22201
Facsimile: (703) 528-0956

With a copy to:

Martin T. Schrier, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
200 S. Biscayne Blvd., Suite 2000
Miami, FL 33131
Facsimile: (305) 358-7095

(b)	If to Buyer:

Mr. John H. Macrae, Jr.
Chief Financial Officer
Safety & Ecology Holdings Corporation
2800 Solway Road
Knoxville, Tennessee 37931
Facsimile: (865) 539-9868

With a copy to:

Wm. Gregory Hall, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz
2200 Riverview Tower
900 South Gay Street
Knoxville, TN 37902
Facsimile: (865) 633-7214

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 11.7. Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.8. Amendments and Waivers.

The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the NBCA. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.9. Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 11.10. Expenses.

The Shareholders shall pay all of their and the Company’s out-of-pocket legal, financial advisor and accounting fees and expenses incident to the consummation of the transactions contemplated hereby incurred through the Closing Date (with such amounts to be paid from the Merger Consideration at Closing to the extent practicable). The Company shall pay all of HSCC’s and Mergersub’s expenses incident to the consummation of the transactions contemplated hereby; provided, however, such expenses shall not exceed $350,000 without the prior consent of the Company.

Section 11.11. Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

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SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation

By:

Name:

Title:

HSCC ACQUISITION CORP., a Nevada corporation

By:

Name:

Title:

SAFETY & ECOLOGY HOLDINGS CORPORATION, a Nevada corporation

By:

Name:

Title:

PRINCIPAL SHAREHOLDERS

Name:	Christopher Leichtweis

Name:	John H. Macrae

INDEX TO SCHEDULES AND EXHIBITS

Disclosure Schedule

Exhibit A:	Escrow Agreement

Exhibit B:	Certificate of Designation - Series A Convertible Preferred Stock

Exhibit C:	Form of Warrant

Exhibit D:	Series I Certificate of Designation

Exhibit E:	Services Agreement

Exhibit F:	Form of Opinion of Counsel to the Company

Exhibit G:	Intentionally Omitted

Exhibit H:	Form of Employment Agreement

Exhibit I:	Livingston Agreement

Exhibit I:	Certificate of Amendment

Exhibit J:	Certificate of Merger

Exhibit K:	Form of Senior Credit Facility

Exhibit L:	Form of Opinion of Counsel to HSCC

SCHEDULE A

EBITDA ADJUSTMENTS

SCHEDULE B

MERGER CONSIDERATION